Exhibit 23.4

CONSENT OF QUALIFIED PERSON

I, Mohammad Shahsavari, P.Eng., (the “Qualified Person”), in connection with the Registration Statement on Form F-1 to be filed on or about the date hereof (including any amendments or supplements thereto, the “Registration Statement”), of The Metals Royalty Company Inc. (the “Company”), consents to:

1.	the use of the information derived, summarized, quoted or referenced from the technical report summary titled “S-K 1300 Technical Report Summary of Pre-Feasibility Study, Mesabi Metallics Project, Nashwauk, Minnesota, USA” with an effective date of May 22, 2026 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”) or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is filed as an exhibit to the Registration Statement; and

2.	the use of, and references to, our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in the Registration Statement.

The Qualified Person is responsible for authoring Section 15.3 and relevant portions of Sections 1, 22 to 24 of the Technical Report Summary.

Dated this 22nd day of May 2026.

/s/ Mohammad Shahsavari
Mohammad Shahsavari, P.Eng.
Senior Engineer
NewFields Canada Inc.